CORPORATE PARTICIPANTS

Glenn Davies

P.H. Glatfelter Co. — Corporate Finance

George Glatfelter

P.H. Glatfelter Co. — Chairman, CEO

John Jacunski

P.H. Glatfelter Co. — SVP, CFO

Dante Parrini

P.H. Glatfelter Co. — EVP, COO

CONFERENCE CALL PARTICIPANTS

Mark Wilde

Deutsche Bank — Analyst.

Paul Mammola -

Sidoti & Co. — Analyst

PRESENTATION

Operator

Good morning. My name is Lynn, and I will be your conference operator today. At this time, I would like to welcome everyone to the Glatfelter third quarter 2009 earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS.) Thank you.

Mr. Glenn Davies, you may begin your conference.

Glenn Davies - P.H. Glatfelter Co. — Corporate Finance

Thank you, Lynn. Good morning and welcome to Glatfelter’s third quarter conference call. My name is Glenn Davies from Glatfelter’s Corporate Finance Group. Presenting on the call this morning will be George Glatfelter, our Chairman and Chief Executive Officer; Dante Parrini, Executive Vice President and Chief Operating Officer; and John Jacunski, our Senior Vice President and Chief Financial Officer. After providing their prepared remarks, we will open the call to address any questions that you may have.

First I need to make a few comments. I want to remind you that the term, “adjusted earnings,” is a non-GAAP financial measure, as it excludes from our GAAP-based results certain items that we do not consider to be part of our core operation. In our earnings release, we have provided a reconciliation of adjusted earnings to our GAAP-based results, together with a discussion of why we use this measure.

Second, any statements made today concerning our expectations about future trends or performance may constitute forward-looking statements. Please refer to our 2008 annual report filed with the SEC for important factors that could cause actual results to differ materially from any forward-looking statements.

And finally, we have provided a slide presentation that is available on our website and through our webcast provider. You may want to refer to these slides to enhance your understanding of our results this quarter. Thank you, and I will now turn the call over to George.

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Thank you, Glenn. Good morning, everyone, and welcome. This morning we reported that earnings for the third quarter of 2009 improved significantly compared to the second quarter. For the quarter, we generated net income of $46 million, or $1.00 per diluted share. When adjusted to exclude the benefit from alternative fuel mixture credits, we earned $0.29 per share compared with a loss of $0.22 per share in the 2009 second quarter. On a year-over-year basis, the third quarter results for 2009 are $0.14 per share below the third quarter of last year, principally due to costs associated with pension plans and a combination of slightly lower selling prices and market-related downtime.

I am very pleased with the performance of our business this quarter. Throughout 2009, we have demonstrated the ability to consistently generate meaningful improvements in the financial strength of the Company by focusing on our business strategy, aggressively managing costs, developing new products, and maximizing cash flows. In my view, this performance continues to reflect the adaptability and the resiliency of the specialized business model that drives our Company.

And here’s what I mean. During the quarter, our Specialty Papers business unit again outperformed the broader uncoated free sheet market, driven by successful new product and new business development initiatives. Volume in this unit was up 17% compared to the second quarter, while the broader uncoated free sheet market increased by only 5%. Compared to the prior year, Specialty Papers volume was flat, while the broader market was down 8%.

In Composite Fibers, our financial results improved significantly compared with the second quarter, with operating profit up 62%. Although volume shipped continued to be impacted by inventory destocking on the part of our customers and the overall economy, we believe markets served by this business unit stabilized during the quarter. As a result, the extent of market-related downtime was significantly less than we experienced during the second quarter of the year.

During the quarter, we also generated $49 million of free cash flow from the operations of the business. This performance reflects a continuation of our strategy to maximize cash flow and preserve the strength of the balance sheet. Aggressive cost control, effective inventory management, and supply-side discipline combined to generate this result.

Finally, our continuing commitment to new product development has been a powerful component of our business performance for the past several years. Throughout the economic challenges of 2009, penetration of new markets and commercialization of new products has proven to be highly valued by an increasingly broader range of customers. I’m pleased to report that in the third quarter, revenue generated from products that are less than five years old was $178 million, or 57% of the total revenue stream of the Company.

I will now turn the call to John to provide a more in-depth discussion of the third quarter financial results. John, are you ready?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Thank you, George.

On an adjusted earnings basis, we reported net income of $13.1 million, or $0.29 per share, compared with adjusted earnings of $19.5 million, or $0.43 per share, in the third quarter last year. The (inaudible) for the primary changes in earnings and comparison of this quarter’s results to the same period of 2008 were lower operating income from the Specialty Papers business unit reduced earnings per share by $0.03; lower operating income from the Composite Fibers business unit reduced earnings per share by $0.04; pension expense in the third quarter of 2009 compared with pension income in the third quarter of 2008 reduced earnings per share by $0.08; and the lower effective tax rate, partially offset by higher professional services costs, was a net benefit to earnings per share of $0.01.

Looking at the performance of each of our business units this quarter, Specialty Papers’ operating profit was $20.9 million compared with $22.8 million in the third quarter last year. As you can see on Slide 7, the main driver of the decline in the quarterly results was lower average selling prices totaling $7.5 million, partially offset by lower costs for raw materials and energy totaling $6.1 million.

Operating income for the Composite Fibers business unit totaled $5.8 million in the third quarter of 2009, or $2.6 million lower than the same quarter a year ago. As shown on Slide 10, the decline was largely due to operating inefficiencies and market-related machine downtime, which together negatively impacted operating income by $4.1 million. This was partially mitigated by favorable input costs and the net impact of foreign currency change.

In the third quarter of 2009, we reported pretax pension expense of $1.9 million compared to net pension income of $4 million in the same quarter last year. On an after-tax basis, this adversely impacted results by $0.08 per share. We expect pension expense to total $7.3 million for all of 2009 compared to pension income of $16.1 million for 2008, resulting in a negative impact to earnings per share of $0.32 in a year-over-year comparison. However, we will not be required to make cash contributions to our qualified defined-benefit pension plans during 2009.

Now looking at capital expenditures, as we previously reported, given the current economic environment, we have deferred nearly all discretionary capital projects for 2009. Accordingly, capital expenditures in the third quarter of 2009 were $5.2 million, or $10.2 million less than the third quarter of 2008. We estimate capital expenditures for all of 2009 to be approximately $25 million.

During the quarter we had very strong cash flow, generating $49.4 million of free cash flow compared with $5.4 million in the same quarter of 2008. Year to date we generated nearly $103 million of free cash flow, including $30 million from the alternative fuel mixture credit.

During 2009, our initiatives to more tightly manage working capital have generated cash flow of $49.1 million, including $33.6 million from inventory reductions.

As we discussed last quarter, two of our mills are approved alternative fuel mixers. For the third quarter 2009, we earned $33 million of alternative fuel mixture credits, for which no cash was received, as we will claim these as refundable income tax credits when we file our 2009 federal income tax return.

We began mixing and burning eligible alternative fuels in late February, and since then we have earned $75.6 million of alternative fuel mixture credits, of which $29.7 million has been received in cash, $10.9 million was used to reduce estimated interim tax payments, and $34.9 million will be claimed as future refundable income tax credits.

Overall, our balance sheet remains strong, and we have significant available liquidity. At the end of the second quarter—excuse me, at the end of the third quarter—we had $116 million of cash and, excluding the collateralized debt instrument related to a prior timberlands sale, our net debt was $110.8 million, which is nearly $50 million lower than at the end of the second quarter and nearly $100 million lower than at the end of 2008.

In addition, we have $188 million of borrowing capacity available in our revolving credit agreement, which does not mature until April 2011.

Finally, I have a few comments regarding the fourth quarter. We expect to incur normal downtime in both business units during the Christmas holiday, which will negatively impact results compared to the third quarter. I also want to remind you that our effective tax rate on adjusted earnings for the fourth quarter of last year was 12.5% due to the reinstatement of the research and development credit during the fourth quarter, retroactive to the beginning of 2008. We expect our tax rate on adjusted earnings to be approximately 25% during the fourth quarter this year.

This concludes my comments on our financial results. Dante will now provide comments about our business unit performance.

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

Thank you, John, and good morning. Let’s start with Specialty Papers. Specialty Papers’ results for the third quarter reflected improving demand in an overall weak economic environment, and our initiatives to develop new business and products and to reduce inventory levels.

Total volumes shipped by Specialty Papers were unchanged from the same quarter a year ago, and our shipments were up 17% compared to the second quarter of 2009. In addition, we continued to compare favorably with the broader North American uncoated free sheet markets, which were down approximately 8% in the year-over-year comparison. Volumes shipped in envelope and converting papers increased 11%, continuing our growth in this segment. Book publishing papers were off nearly 10% compared to a year earlier, which was an improvement from the second quarter and consistent with the broader uncoated free sheet market.

Carbonless rolls were down 20%, reflecting the economic sensitivity of this product line. Carbonless sheets, however, were up 13% as we successfully negotiated a large, multiyear supply agreement with a leading national merchant for this product line. And uncoated specialties, security papers, and business forms were 43% higher in the comparison to the same quarter a year ago as we focused on expanding the products offered to both new and existing customers in this segment of the market.

Engineered products was off approximately 8% in comparison, largely related to soft demand for products tied to more economically sensitive applications such as automotive, postal, and certain consumer products.

Average selling prices were generally down in each market segment, with the exception of some longer-term contract business.

We reduced the Specialty Papers inventory levels by over 15% during the quarter and 29% year to date in 2009, contributing significantly to our cash generation.

From an outlook perspective, we expect our shipping volume in the fourth quarter to be approximately 10% behind the third quarter, reflecting normal seasonality. Operationally, the Spring Grove and Chillicothe mills ran well during the quarter, without any material interruptions to production.

Now let’s turn to Composite Fibers. Composite Fibers’ results continued to be impacted by softer demand related to inventory destocking and the economy, as well as our willingness to take machine downtime to match production with demand. Overall, shipping volumes for this business unit declined 6% this quarter compared with the third quarter of 2008 but were flat compared to the second quarter of 2009. During the third quarter, we believe that this business unit’s markets have stabilized and, in some cases, began to improve.

In Food and Beverage, shipments declined 11% due to weak order patterns and customers’ inventory destocking, primarily in Russia, Eastern Europe, and other related regions. We continue to believe this market segment represents attractive longer-term growth opportunities as the macroeconomics improve.

In the more economically sensitive Composite Laminates product line, shipments were off 20%, reflecting continuing weakness in the housing, construction, and related consumer discretionary markets. Technical specialties were up 6.5%, and metallized shipments increased nearly 10% over last year as a result of the realization of new business opportunities.

During the quarter, we reduced inventory in this unit by 2%. This resulted from 1,700 tons of downtime with an impact of $1.3 million on operating profit, which was down substantially from the second quarter. In addition to the machine downtime, we incurred $2.8 million of production inefficiencies associated with shorter production runs that drove unfavorable material usage variances and other related costs.

As we look into the fourth quarter, we expect shipping volume, selling prices, and input costs and capacity utilization to be in line with the third quarter of 2009.

This concludes my remarks. I’ll turn it back to you, George.

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Thanks, Dante. To summarize the different presentations, we enjoyed a very successful third quarter. I’m pleased with our business performance, and I believe that it continues to reflect a nimble and affirmative response to externally driven economic challenges.

As we progressed into the second half of 2009, each of our business units demonstrated meaningful improvement. As I mentioned, we generated $49 million of free cash flow and reduced our net debt to $111 million, which is nearly $100 million lower than at the end of 2008.

Recently, market volatility has lessened, and in general, order patterns have improved. I don’t believe that all the economic challenges are behind us, but certainly external forces impacting our overall business have moderated.

To date, effective implementation of our specialized business model, coupled with an aggressive focus on cash flow, have combined to position this business well going into the fourth quarter and beyond. I continue to have confidence in the strategic direction of our business, as well as in the day-to-day attention to detail and fundamental business execution. I believe that Glatfelter is very well positioned to continue to deliver value because of its highly flexible asset base, global reach, market leadership, and proven new product development capabilities.

From a strategic perspective, I expect that the strength of our balance sheet and broad diversity of our product range will offer ample opportunity for continued business growth.

That concludes our prepared remarks for today’s call. At this point we will turn the call over to Lynn and open the line to address your questions. Lynn?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS.) Your first question comes from the line of Mark Wilde with Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst.

Good morning.

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Good morning, Mark.

Mark Wilde - Deutsche Bank — Analyst.

A few detailed questions and then a little bigger picture stuff. First, I was a little bit surprised in the guidance in Specialty Paper for the fourth quarter this year. You’re pointing to flat pricing quarter to quarter, and I was just trying to reconcile that with the different uncoated free sheet initiatives that are out there in the market.

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

Mark, this is Dante. As you know, we’ve got a pretty diverse product portfolio, and so, if I look at it on the aggregate level, I feel pretty confident that we’ll see reasonably flat pricing quarter to quarter.

Mark Wilde - Deutsche Bank — Analyst.

But aren’t there moves out there for like envelope papers right now?

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

Yes, there’s some, and realization and timelines are yet to be played out. So again, I think if I look at the broader portfolio, we see some pricing moving up. Others might be mix-related. So plus or minus 1% is about the best estimate we can give you right now.

Mark Wilde - Deutsche Bank — Analyst.

Okay. And Dante, is it possible to get a sense of what carbonless pricing and total carbonless volumes look like on a year-over-year basis or a quarter-by-quarter basis?

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

Well, I think prior to the recession, carbonless had been, on a year-over-year basis, off about 10%. And as we said, the roll business, which represents the lion’s share of our carbonless portfolio—and the industry’s portfolio, for that matter—has been off to the tune of 20%-plus year over year. So those are the assumptions that we’re operating with. Clearly, there’s some assumptions that have to be baked into how much of the demand decline is tied to the recession and short-term reaction versus permanent demand leaving the market, so it’s subject to interpretation how you get from 10% year over year to the 20%-plus year-over-year delta we’ve seen so far in ‘09.

On the sheet side, I think I made reference to some of the business development initiatives that were successful during the quarter and allowed us to grow that part of our portfolio, and we’re happy about that.

Mark Wilde - Deutsche Bank — Analyst.

Okay, and then, Dante, I’m just trying to reconcile what you said about the mills running full out in the third quarter, your inventories going down, and your shipments being flat year over year. Can you help me there?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Mark, perhaps I can. We also had inventory reduction in the third quarter of last year. So we’ve been on a path of reducing inventories in Specialty Papers for a couple of years since we acquired the Chillicothe operation, actually, within the first nine months or so. Beyond that, we’ve been reducing inventory. So both periods had a reasonable amount of inventory reduction in them, and then we also produced full in both periods. So I think that’s how we get to comparable shipments year over year.

Mark Wilde - Deutsche Bank — Analyst.

John, how much is left to play there in terms of that inventory draw?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

I think in Specialty Papers, we’re at probably the low point. I don’t believe there’s much opportunity to push those inventories down. There could be; typically when we get to the end of the year, we’ll have a little bit of growth because the seasonal impact of the shipping side. After Thanksgiving we’re going to see shipments fall off and we will build a little bit of inventory. But I think in Specialty Papers, we’re not going to see further reduction in our finished goods inventory.

Mark Wilde - Deutsche Bank — Analyst.

Great. Now, I noticed also you had about a $1.4 million charge for some accelerated depreciation in Specialty Papers. Can you give us a sense of what that was for?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

We had some equipment that was installed some time ago related to the pulp mill that, frankly, we just don’t need to use any longer. And we got to a point in this quarter where we needed to write it off. So there’s nothing ongoing from that. It was simply some equipment that was installed some time ago that needed to be written off.

Mark Wilde - Deutsche Bank — Analyst.

Okay. And then I noticed you also had higher legal and professional fees. Can we get a little color on that?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Sure. The ongoing Fox River litigation—I think we’ve reported on that in previous quarters as well—has resulted in increased spending on legal fees. We also have a number of other corporate initiatives, improvement initiatives, that we had some spending on this quarter. But it’s really those two types of item that drove the increase.

Mark Wilde - Deutsche Bank — Analyst.

And just step back a little bit. I mean, you’re sitting on a lot of cash right now. Your net debt position is relatively low, and George, you highlighted, looking at growth initiatives in your closing comments. Can you just help us put those pieces together and think about how you might be using that cash and also where the growth opportunities appear to you at this point?

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Sure, Mark. I’d be happy to do that. First of all, I’d start by telling you I couldn’t be happier about coming out of the past nine to twelve months with a balance sheet that is as rock-solid as ours is today. I think it’s a distinctive characteristic of the Company.

And really, what that means in my view is it provides a deep tool chest from the standpoint of looking at how to return value to shareholders. And you know all the tools. So I’m not going to go through each of those for you today. I think that one of the things that has always been of intrigue to the Company is a way to expand the specialized business model through acquisition growth. That’s a tool that continues to exist in the chest and one that we continue to take a look at critically. What I would say to you, a couple of things.

First of all, as you might imagine, today there are a lot of opportunities that didn’t exist going into the downturn. But the second thing that I would mention that I’m sure won’t surprise you is that we approach acquisition from a highly disciplined perspective. We’re not going to make an acquisition that doesn’t show us a means of returning our cost of capital. We’re not going to make acquisitions in markets that don’t offer market leadership positions, expand our global reach, are defensible, and really reflect an opportunity to build a stronger proportion of growth-oriented businesses in our portfolio.

And then finally, getting back to the question at hand, we’re not going to blow up the balance sheet to do a deal. So it’s interesting, the more things change, the more they stay the same. I’ve said those things on this call for nearly 10 years now, and if you look back on the trajectory of the Company, the acquisitions we’ve made, I think it fits very nicely into the criteria that I just outlined for you.

Mark Wilde - Deutsche Bank — Analyst.

But George, would you say, as you think about growth, that it’s going to be more skewed to the type of businesses that you’re in in Composite Fibers?

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Well, I think in general, that is true, because we’ve found in that platform, first of all, an opportunity to continue to support growth-oriented businesses that have global footprints. I think both of those things strategically are important to Glatfelter. You know, the market leadership and the barriers to entry characterized by many of those markets are things that we’ve come to value very highly.

Having said all that, acquisition’s all about making money. And so I wouldn’t leave you with the impression that we would be disinclined to make an acquisition that’s not in that space, if in fact we could convince ourselves that it was a good deal for shareholders.

Mark Wilde - Deutsche Bank — Analyst.

Okay. Just a last follow-up on that. It just seems to be in the last, probably three years, that the structural challenges in a lot of the specialty papers markets are more significant. You know, whether people are focused on electronic readers or just pressure on direct mail volumes that may hit the envelope paper business. Can we just get some general thoughts from you about how you factor that uncertainty in when you would think about growing at all in the Specialty side of the business?

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Well, sure. First of all, I’d say, Mark, that these markets never stay the same. And I think the answer to your question really reflects not just the fact that Glatfelter manufactures specialized papers, but we do so with the support of a highly specialized business model that recognizes that there are dynamic changes impacting all aspects of our business. And so you build a model that has the flexibility and nimbleness to shift and turn with changing market dynamics. I think that’s really important.

You build a model that offers a broad diversification of product ranges and capabilities that deals with some of the structural challenges that you talk about today. And you build a model, frankly, that allows you to take advantage of some of those structural challenges by penetrating markets, offering value-added products at reasonable costs, and really building a level of customer pull in those markets where that may not have existed before.

And I think if you look at how we’ve approached markets that are not highly specialized—for example, envelope is the one that comes to my mind—and you see what we’ve been able to do in that market, a market that has been characterized by many of the challenges that you just described, and I think you can get a sense as to why we think the model, the business model of Glatfelter, is so important.

Mark Wilde - Deutsche Bank — Analyst.

And George, is that Franklin Mill that IP just announced, was that a player in the envelope paper market?

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Yes, sir, it was.

Mark Wilde - Deutsche Bank — Analyst.

A significant one?

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Yes.

Mark Wilde - Deutsche Bank — Analyst.

Okay. Thanks.

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Yes.

Operator

(OPERATOR INSTRUCTIONS.) Your next question comes from the line of Paul Mammola with Sidoti and Company.

Paul Mammola - Sidoti & Co. — Analyst

Hi, good morning, everyone.

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Good morning, Paul.

Paul Mammola - Sidoti & Co. — Analyst

Could you talk a little bit about some of the new products or businesses that are helping Specialty sequentially there?

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Sure. We may tag-team on this, Paul. This is George. But we’ll address your question. When you look at new products across the span of the business, it varies. An example of a new product, for example, that is new to the world would be the coffee pod papers that we engineer jointly with one of our major business partners for the use in single-serve coffeemakers such as Senseo—well, Senseo is the brand that comes to mind.

Or it might be an array, a great range of products that exists today but are new to the Company. The FDA-approved grades manufactured today out of our Pennsylvania facility are a good example of that, opening up a whole new array of products to Glatfelter. Or it might just be an opportunistic play in an existing product not currently manufactured by Glatfelter. An example of that is the cut size business we have picked up over the past quarter for office reprographic uses.

So those give you three different product categories that reflect different levels of new products, not only from the standpoint of technical sophistication, but from the standpoint of broader applications economically.

If you drop down below that line, you’ll see new products in the areas of digital imaging applications and the like. So it’s a wide array of different applications.

Paul Mammola - Sidoti & Co. — Analyst

Okay, that’s helpful. And then I guess I was a little surprised with the performance in Composite Fibers. It sounds like, from your commentary, that that was primarily driven by tea and coffee. What are your thoughts there? Is that primarily inventory destocking? And if it is, when do you expect that to wrap up?

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Well, on a very high level, Paul, first of all, a truism in the paper industry is when paper machines run, yields and efficiencies go high. When you shut machines down, you suffer the loss of that. And I think you saw some of that occurring in Composite Fibers over the past quarter—or two quarters, actually—as we have exercised supply-side discipline and basically ran our machines to reflect incoming orders.

What was the second component of your question?

Paul Mammola - Sidoti & Co. — Analyst

Is the driver in lower orders inventory destocking, and when do you expect that to wrap up and channel?

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

I think the principal driver is, in fact, inventory destocking. I think that we have seen some stabilization in that respect over the past quarter. So I would expect that, as we go into the fourth quarter and beyond, that would continue to moderate.

Paul Mammola - Sidoti & Co. — Analyst

Okay. And then finally, is there any update on raw material and electricity contracts that are coming due in the near term here?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Paul, yes. As we talked about in our 10-K, we have the electricity contract in Spring Grove, which expires in March, or March 31 of next year. And at that point, we will most likely continue selling to the grid but not under a contract. So, as we outlined, there could be some volatility in the proceeds we receive for the sale of that energy as we move forward.

Paul Mammola - Sidoti & Co. — Analyst

And, John, was there a coal contract coming due in the fourth quarter, or am I mistaken?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

There is. In Spring Grove we have a coal contract that expires at the end of the year, and we are in the process of finalizing a new agreement around that.

Paul Mammola - Sidoti & Co. — Analyst

Okay, great. Thanks for your time.

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Okay.

Operator

This concludes our question-and-answer session. I would now like to turn the call back over to George for any closing remarks.

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Okay. Thank you very much, Lynn. Just in closing, I would reiterate that we’re well pleased with the quarter. It looks as though things are improving from the standpoint of the economic impact on the business, and I think we’re well positioned for the year ahead. So I thank you all for your support of the Company and for your presence on the call today.

Operator

This concludes today’s conference call. You may now disconnect.